EXHIBIT 12

                            PSEG ENERGY HOLDINGS INC.
               Computation of Ratios of Earnings to Fixed Charges


                                                       For the Nine Months
                                                        Ended September 30,
                                                   -----------------------------
                                                      2001             2000
                                                   -----------------------------
                                                        (Millions of Dollars)
Earnings as Defined in Regulation S-K (A):
Pre-tax income from Continuing
  Operations ................................          121               82
(Income)/Loss from equity
  investees net of distributions ............          (42)               5
Fixed Charges ...............................          145              119
Amortization of capitalized
interest ....................................           --                4
Capitalized interest ........................          (14)             (14)
                                                  ----------       ---------
Earnings ....................................          210              196
                                                  ==========       =========

Fixed Charges as Defined in Regulation S-K (B):
Total interest expensed and capitalized .....          143              117
Interest in rental expense ..................            2                2
                                                  ----------       ---------
Total Fixed Charges .........................          145              119
                                                  ==========       =========

Ratio of Earnings to Fixed Charges ..........          1.45            1.64
                                                  ==========       =========

(A) The term "earnings" shall be defined as pre-tax income from continuing operations before adjustment for minority interests or income or loss from equity investees. Add fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period, (b) amortization of capitalized interest and (c) distributed income of equity investees. From the total, subtract interest capitalized.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, and (c) an estimate of interest implicit in rentals.